Exhibit 10.20

EXECUTION VERSION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into as of October 12, 2015 (the “Effective Date”), by and between Univision Communications Inc. (“Univision”), Univision Holdings, Inc. (“Parent” and together with Univision, the “Company”), and Jonathan Schwartz (“Executive”).

RECITALS

WHEREAS, the Univision Management Co., Parent and Executive entered into that certain Employment Agreement dated as of December 1, 2012 pursuant to which Executive serves as Executive Vice President, General Counsel and Secretary of the Company (“Prior Agreement”).

WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement in its entirety, to set forth the terms of the Executive’s continued employment with the Company.

WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue to be employed by the Company on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, Executive and Company agree as follows:

1. Definitions/Interpretation. The terms and conditions of Sections 1-10 (the “Express Terms and Conditions”), together with the “Standard Terms and Conditions” attached hereto and incorporated herein by reference, are collectively referred to as the “Agreement.” All capitalized terms in the Agreement have the meaning set forth in the Express Terms and Conditions, except as otherwise specifically defined in the Standard Terms and Conditions. In the event of a conflict, the Express Terms and Conditions will prevail over the Standard Terms and Conditions. All references to “Section” are Sections of the Standard Terms and Conditions unless expressly stated otherwise.

2. Employment/Term. On the terms and subject to the conditions set forth in this Agreement, Company hereby continues to employ Executive and Executive hereby accepts such continued employment as Executive Vice President, General Counsel & Head of Government Relations, and Secretary for the period commencing on the Effective Date and ending on December 31, 2019, unless terminated earlier in accordance with this Agreement. On December 31, 2019 and each anniversary thereof, the term of this Agreement will be automatically extended for an additional twelve month period unless either the Company or Executive shall have given written notice to the other of an intention not to automatically extend the Agreement (delivered at least six months prior to any scheduled expiration). The initial term, together with any extensions, is referred to as the “Term”.

3. Duties. Executive will perform the duties and responsibilities and render services in the capacity of Executive Vice President, General Counsel & Head of Government Relations, and Secretary of the Company. Executive will observe and comply with all rules, regulations, policies, orders and directions, whether oral or written, as Company may prescribe from time to time (“Company’s Policies”) and will report directly to the Chief Executive Officer of the Company and its Board of Directors.

4. Base Salary. In consideration of all services rendered by Executive under this Agreement, Company shall pay Executive a base salary (as it may be increased pursuant to Section 6 below, the “Base Salary”) at the annualized rate of $1,100,000 effective as of January 1, 2015, with any amount due with respect to the period prior to the execution of this Agreement, to be paid with the first payroll following the execution of this Agreement. The Base Salary will be paid in accordance with Company’s customary payroll practices, which may change from time to time in Company’s sole discretion.

5. Annual Bonus. Executive shall be eligible for an annual target bonus of 136% of Base Salary (initially, approximately $1,500,000) for each fiscal year during the Term (as it may be increased pursuant to Section 6 below, the “Target Bonus”), subject to the satisfaction of performance and other criteria (including discretionary components in accordance with Company practices) established by the Chief Executive Officer in good faith and in consultation with the compensation committee of the board of directors of Univision or the compensation committee of the board of directors of the Parent, as applicable (such compensation committees are collectively referred to herein, as the “Compensation Committee”), and approved by the Compensation Committee to the extent required by the Company’s or the Parent’s governance practices, following the end of the applicable fiscal year. Each annual bonus, if any, shall be paid in the calendar year next following the year in which it is earned when bonuses are paid to other executives.

6. Annual Compensation Review. Beginning on January 1, 2017 Executive’s Base Salary and annual Target Bonus will be reviewed annually by the Chief Executive Officer of the Company and either or both may be increased, but not decreased; provided that, Executive’s Base Salary and annual Target Bonus shall not be decreased at any time. Performance goals for Executive will be established by the Chief Executive Officer of the Company after consultation with the Executive.

7. Equity Grants. Executive shall be eligible for consideration for equity grants, which grants shall be made in the sole discretion of the Compensation Committee from time to time.

8. Vacation. Pursuant to Company policy, Executive is no longer eligible for a fixed amount of paid vacation time and shall cease to accrue vacation days in accordance with the Company’s prior vacation policy. Effective as of the date of this Agreement, Executive agrees that, in exchange for the consideration provided herein, all vacation days accrued under the prior policy and this Section 8 are waived as of the date of this Agreement. Executive may take reasonable paid vacation time, to the extent such does not materially conflict with the performance of his duties and responsibilities under this Agreement.

9. Other Benefits. During the Term, Executive shall be entitled to participate in any benefit plans, including medical, disability and life insurance offered by the Company from time to time, on the same basis as those generally made available to other senior executives of the Company, to the extent Executive may be eligible to do so under the terms of any such benefit plan, it being agreed that Executive will be eligible for medical plan coverage and 401(k) plan participation on the first day of his employment hereunder. Executive understands that any such Benefit Plans may be terminated or amended from time to time by the Company in its sole discretion.

10. Place of Employment. Executive’s principal place of employment will be in New York City, or at such other place as may be mutually determined by Company and Executive. Notwithstanding the foregoing, Executive will engage in temporary travel as Company may reasonably request or as may be required to carry out Executive’s duties and responsibilities hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written below.

UNIVISION HOLDINGS, INC.

By:	/s/ Francisco J. Lopez-Balboa
(Francisco J. Lopez-Balboa)
Dated:

UNIVISION COMMUNICATIONS INC.

By:	/s/ Francisco J. Lopez-Balboa
(Francisco J. Lopez-Balboa)
Dated:

/s/ Jonathan Schwartz
Jonathan Schwartz
Date: 10-12-15

STANDARD TERMS AND CONDITIONS

1. Exclusivity of Services.

(a) Full Time. Executive will render services solely and exclusively for Company and devote Executive’s full business time, energy and ability to Company and faithfully and diligently promote the business affairs and interests of Company.

(b) Prohibited Activities. Without the prior express written consent of Company, which consent may be withheld or rescinded at any time in the sole discretion of Company, Executive will not, directly or indirectly, either individually or as an employee, agent, partner, joint venturer, shareholder, consultant, officer, director or in any other capacity: (i) render professional services to any other person or entity, except to a charitable organization for no consideration and then only to the extent it does not interfere with the business interests of Company and the performance by Executive of Executive’s obligations under this Agreement and does not have the effect of negatively impacting the reputation of Company or Executive; or (ii) participate, engage in or have any financial or other interest in any business that is competitive in any manner whatsoever with any business in which Company or any of its affiliates is now or may hereafter become engaged. The foregoing prohibition does not include ownership by Executive of less than five percent (5%) of the outstanding shares of any publicly-traded entity, provided that Executive does not otherwise participate in such entity as a director, officer, employee or in any other capacity.

(c) No Commitments. Executive represents and warrants to Company that Executive has no outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered by Executive hereunder.

2. Termination.

(a) Events. This Agreement and Executive’s employment by Company will terminate on the earlier of (i) the expiration of the Term, or (ii) the first to occur of any of the following:

(1) Disability.

(i) Failure to Render Service. In the event Executive fails for a period of one hundred twenty (120) business days, either consecutively or in the aggregate during any twelve- (12) month period, as a result of illness, incapacity, Disability, injury, or by reason of any statute, law, ordinance, regulation, order, judgment or decree, to render the services contemplated by this Agreement, Company, by written notice to Executive, may terminate Executive’s employment.

(ii) Disability Defined. “Disability” shall for purposes of this Agreement mean a physical or mental condition that substantially limits a major life activity and that renders Executive unable to perform the essential functions of Executive’s position, even with such reasonable accommodation by Company that does not impose an undue hardship on Company. Company reserves the right, in good faith, to make the determination of Disability under this Agreement based on information supplied by Executive’s medical personnel, as well as information from medical personnel selected by Company or its insurers.

(2) Death. Executive’s employment shall automatically terminate upon the death of Executive.

(3) For Cause. Company may terminate Executive’s employment at any time, without notice, for Cause. For purposes of this Agreement the term “Cause” means: (i) willful misconduct in connection with the performance of Executive’s duties; (ii) gross negligence that is materially damaging to the Company; (iii) theft, fraud or other illegal conduct in connection with the performance of Executive’s duties; (iv) willful refusal or unwillingness to perform material duties; (v) sexual or other unlawful harassment in connection with the performance of Executive’s duties; (vi) conviction (or plea of guilty or nolo contendere) of a felony or a crime involving moral turpitude; (vii) material violation of a fiduciary duty; material violation of the duty of loyalty; or material breach of this Agreement. If an alleged event of Cause is susceptible to cure, the Company shall provide 20 days written notice, stating the particulars of the alleged event of Cause, and may only terminate for Cause if Executive has failed to cure or take reasonable steps to cure such alleged event of Cause within such 20 day period. For purposes hereof, no act or omission shall be deemed “willful” unless it was taken (or not taken) in bad faith or without a reasonable belief that it was in the best interests of the Company.

(4) Without Cause. Company, in its sole and absolute discretion, may terminate Executive’s employment at any time without Cause and with or without notice, subject to subsection (b) below.

(5) Without Good Reason. Executive may terminate his employment hereunder and this Agreement without Good Reason upon 30 days prior written notice.

(6) With Good Reason. Executive may terminate his employment hereunder and this Agreement with Good Reason. For purposes of this Agreement, the term “Good Reason” means any of the following events without Executive’s prior written consent: (i) material reduction in Executive’s duties, responsibilities or authority, (ii) no longer reporting to the Chief Executive Officer, (iii) an adverse change in title, (iv) a relocation of Executive’s primary office location at least fifty miles father from both his then primary office location and the Executive’s then primary residence, or (v) a material breach by the Company of this Agreement or any other agreement between the Executive and the Company (or an affiliate thereof). Resignation by Executive for Good Reason shall be communicated by delivery to the Company of a written notice from Executive within ninety days of the event constituting Good Reason stating the particulars thereof. If an alleged event of Good Reason is susceptible to cure, the Company shall have 30 days from the receipt of such notice to cure or take reasonable steps to cure such alleged event of Good Reason. Notwithstanding the foregoing, an event or condition shall not constitute Good Reason for purposes of this Agreement unless Executive terminates his employment as a result of such event or condition no later than six months after the initial occurrence of such event or condition.

(b) Effect of Termination. Effective as of the date of the termination of Executive’s employment pursuant to this Section 2, Executive’s right to receive Base Salary, Benefits, expense reimbursement and other amounts (such as bonuses) for periods following the date of termination will cease, provided that Company will pay to Executive such amounts, if any, that Executive has earned but are unpaid, payable in accordance with Company’s customary payroll practices or the applicable plan, program or policy. For the avoidance of doubt, Executive shall be entitled to receive (1) Base Salary through the date of termination, (2) reimbursement of all reasonable and necessary business expenses incurred on or prior to the date of termination, (3) all payments due pursuant to any plan or arrangement of the Company, and (4) any other payments or benefits required by law. If the Term ends as a result of Executive’s death or disability, he (or his estate) shall be entitled to receive the payments described in clauses (ii)–(iv) below as if his employment had been terminated without Cause. Notwithstanding the foregoing, in the event Executive’s employment is terminated without Cause pursuant to Section 2(a)(4) or by the Executive with Good Reason pursuant to Section 2(a)(6), and subject to Executive’s compliance with the conditions of Sections 2(c), 3 and 5(j) and execution and delivery within sixty (60) days following such termination of a full and general release of all claims, including but not limited to all claims in connection with Executive’s employment or the termination thereof, in such form as reasonably required by Company and which shall be delivered on or about the date of termination (which is no longer subject to revocation under applicable law), Company will have the following obligations to the Executive:

(i) Pay to the Executive an amount equal to eighteen (18) months of his Base Salary (at the rate in effect on the date of termination but excluding any reduction that may have been the basis for a Good Reason termination), over the twelve (12) month period following the date of termination in substantially equal installments in accordance with Company’s customary payroll practices, during which time Executive will be required to fully comply with Executive’s obligations under Section 3(b)(2) (the Cooling-Off Period), and Executive will be required to certify such compliance in writing on a monthly basis;

(ii) pay to the Executive (A) 70% of the pro rata portion of the Target Bonus within 30 days of the effective date of the release described above (such pro rata portion to be calculated by multiplying the Target Bonus in effect on the date of termination (but excluding any reduction that may have been the basis for a Good Reason termination) by a fraction where the numerator is the number of days that have elapsed since the beginning of the applicable year through the date of termination and the denominator is 365) and (B) at such time as bonuses are determined and paid to other executives of the Company for the year of termination, any additional bonus that would have been due to the Executive if he had been employed at the payment date with such amount being consistent with the percentages paid to other executives but pro rated in the manner described above (to illustrate, if the other executives receive their target bonus, then Executive shall be entitled to the pro rata portion of the remaining 30% of the Target Bonus or if the other executives receive 90% of their target bonus. Executive shall receive a pro rata portion of the additional 20%);

(iii) pay to the Executive any bonus that has been earned from the year prior to the year in which the termination occurred to the extent it has not been previously paid, payable at the time such bonuses are paid generally to other executives pursuant to Section 5 of the Express Terms and Conditions;

(iv) pay that portion of the COBRA premium that it would have paid if Executive were an active employee for the same level of coverage in place on the date of termination for a period of one year (or, if earlier, until he is eligible for comparable coverage with a subsequent employer);

provided that, in the case of amounts in excess of the Separation Pay Limit (as defined in Section 5(j)(2) hereof), to the extent that the Separation Pay Limit is applicable and the “short-term deferral” exception under Code Section 409A is not applicable, the first payment under clause (i) shall not be made prior to the sixtieth (60th) day following such termination and such payment shall include any amounts that would otherwise be due prior thereto (and which has not previously been paid) and in such cases, not until the general release is executed, delivered and effective. Such payments will be in lieu of all other rights of Executive under this Agreement, at law or in equity, except as provided in the first sentence of this Section 2(b).

(c) Effect of Non-Renewal. In addition, notwithstanding anything to the contrary contained herein, in the event that a notice of non-renewal is provided, Executive shall remain entitled to the annual bonus pursuant to Section 5 of the Express Terms and Conditions for the last year of the then effective Term, payable at the same time as bonuses are paid to other executives as provided in such Section.

(d) Post Termination Conditions. Upon termination of Executive’s employment, Executive will cooperate with and provide reasonable assistance to Company (with due regard to Executive’s business and personal commitments) regarding any litigation, contract negotiation, or other matter in which the benefit of Executive’s knowledge or expertise may be requested by Company, including, without limitation, assisting Company, at Company’s request, in the preparation of litigation (including testifying). The Company shall promptly reimburse Executive for all reasonable expenses incurred in connection with the provision of such services.

(e) Exclusivity. During the Term, Executive shall not directly or indirectly enter into any negotiations with anyone for the performance of services by Executive after the expiration of the Term if such services would violate Section 3(b)(2).

3. Confidentiality/Trade Secrets/Unfair Competition: Competitive Activities; Proprietary Rights.

(a) Confidentiality/Trade Secrets/Unfair Competition.

(1) Defined. In the performance of Executive’s duties, Executive will have access to, receive and be entrusted with trade secrets and other confidential information, included but not limited to information regarding marketing, sales, finances, management, administration, production, distribution, customer lists, pricing, plans, processes, and specifications, which are presently owned, or at any time in the future may be developed and owned by Company or its affiliates or its or their agents or consultants, which are actually or may potentially be used in the operation of Company’s business, or obtained from third parties under an agreement of confidentiality, and which is not otherwise part of the public domain (collectively the “Confidential Material”).

(2) Prohibitions. Executive acknowledges and agrees that all Confidential Material is considered secret and is made available to Executive in strictest confidence. Except in the performance of Executive’s duties or as may be required by applicable law, Executive shall not, directly or indirectly for any reason whatsoever, disclose, duplicate or use any such Confidential Material, unless such Confidential Material ceases (through no fault of Executive) to be confidential because it has become part of the public domain. All records, files, drawings, documents, equipment and other tangible items, and all copies thereof, wherever located, relating in any way to the Confidential Material or otherwise to Company’s business, which Executive prepares, uses or encounters, shall be and remain Company’s sole and exclusive property and shall be included in the Confidential Material. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed to prohibit Executive from reporting possible violations of federal or state laws or regulations to any governmental agency or self-regulatory organization, or making other disclosures that are protected under whistle blower or other provisions of any federal or state law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that he made such reports or disclosures.

(3) Delivery. Upon termination of this Agreement by any means, or whenever requested by Company, Executive shall promptly deliver to Company any and all of the Confidential Material, and all copies thereof, not previously delivered to Company, that may be or at any previous time has been in Executive’s possession or under Executive’s control. Executive hereby acknowledges that the sale or unauthorized use, duplication or disclosure of any Confidential Material by any means whatsoever and any time before, during or after employment with Company shall constitute a material breach of this Agreement and unfair competition: and Executive agrees not to engage in unfair competition either during the time employed by Company or at any time thereafter in perpetuity.

(b) Competitive Activities.

(1) Solicitation. Executive covenants and agrees that during the Term and for a period of one (1) year after the date of termination of Executive’s employment, Executive shall not directly or indirectly influence or attempt to influence or solicit any existing (at the time of Executive’s termination) or prospective (known by Executive to be targeted at the time of his/her termination or where the relationship is created after termination, but during the non-solicitation period) customers, employees, performers or independent contractors of Company or any of its affiliates to restrict, reduce, sever or otherwise alter their relationship or prospective relationship with Company or such affiliates.

(2) Cooling-Off. Executive further covenants and agrees that if Executive’s employment is terminated prior to the expiration of the Term, for a period of one (1) year after the date of termination (the “Cooling-Off Period”), Executive will not directly or indirectly engage in the “Business” (as defined at the end of this Section 3(b)(2)) in the United States and Puerto Rico and any other country in which Company or any of its affiliates engages in such Business (whether alone, as a partner, joint venturer, officer, director, employee, consultant or investor of any other entity), including but not limited to any activity that is competitive with or adverse to such business or that involves (x) representing, as talent agent or otherwise, any performer or celebrity, (y) the production of advertising, news or programming of any kind or the distribution or transmission of any such advertising, news or programming wherever produced, or (z) the advertising, marketing, telemarketing or sale of any product, institution or service. Executive also covenants and agrees that during the Cooling-Off Period Executive will not (other than in the performance of Executive’s duties under this Agreement) join or participate with any person who is, or hereafter at any time is engaged by Company or any of its affiliates as an officer, performer or independent contractor in the conduct of any business, corporation, partnership, firm or enterprise competing with the business of Company or any of its affiliates. For purposes of this subsection, “Business” means any and all forms of media, communication and entertainment, including, without limitation, television, radio, the internet (including e-services and e-commerce), music, movies, theater, print and visual/audio entertainment via all methods of delivery whether now known or hereafter developed or conceived. Notwithstanding anything to the contrary contained herein or in any other agreement between the Executive and the Company or an affiliate thereof, nothing shall prevent Executive from practicing law even if for an entity engaged in the Business other than in the capacity as an in-house attorney for a Business to the extent that Business is directly and materially competitive with the Company.

(c) Copyrights and Other Intellectual and Industrial Property Rights.

(1) Copyrights: Works Made For Hire. Executive acknowledges and agrees that Executive is Company’s employee “for hire.” In this regard, Company,

and not Executive, is the sole and exclusive owner of the rights to the fruit, proceeds and work product of Executive, including, but not limited to, scripts, artwork, software programs, lay-outs, story boards, characters, stage-names, slogans, designs, sales presentations, etc., created, written, developed, furnished, produced, disclosed or acquired by Executive, alone or in collaboration with others, during Executive’s employment by Company as well as within the one (1) year period thereafter (collectively the “Work Product”). Executive further acknowledges and agrees that the Work Product constitutes “work made for hire” as such term is defined in Section 101 of the U.S. Copyright Act of 1976 (17 U.S.C. §101), as amended, such that all copyrights in and to the Work Product, in any and all media and through all forms of communication or transmission, whether presently known or hereafter developed, are the exclusive property of Company. If, for any reason, the Work Product or any portion thereof does not qualify as “work made for hire,” Executive is deemed to have hereby irrevocably sold, assigned and transferred to Company all copyrights in and to the Work Product or applicable portion thereof, exclusively, in perpetuity and throughout the universe.

(2) Other Intellectual or Industrial Property Rights. Without limitation to subparagraph 4(c)(1) above, Executive further acknowledges and agrees that all rights in and to any patent, trademark, trade secret, or other intellectual or industrial property relating to Company’s actual or contemplated business or activities, where the underlying basis for such patent, trademark, trade secret or other intellectual or industrial property is conceived, discovered, created, made, written, developed, etc. by Executive, alone or in collaboration with others, at any time during Executive’s employment by Company or within one (1) year after the expiration or termination of Executive’s employment for any reason, shall belong to Company as its sole and exclusive property, and are hereby irrevocably assigned by Executive to Company, exclusively, in perpetuity and throughout the universe. Executive shall promptly and fully disclose the underlying basis for all such patent, trademark, trade secret or other intellectual or industrial property to Company and shall cooperate with Company in perfecting its ownership rights therein and thereto.

(3) Moral Rights. Executive hereby irrevocably assigns and transfers to Company, exclusively, in perpetuity and throughout the world, any and all Moral Rights (as defined below) that Executive may have in or to the Work Product under the laws of any country or jurisdiction in the world. To the extent any such rights cannot be assigned to Company, Executive hereby irrevocably waives in perpetuity and agrees never to assert such rights against Company or its affiliates, partners or licensees. In the event any such rights cannot be assigned to Company or waived by Executive, Executive hereby irrevocably grants to Company an exclusive, worldwide, royalty-free, perpetual license, with the right to sublicense to others, to exploit such rights in any manner and for any purpose whatsoever. As used herein, the term “Moral Rights” shall mean the rights to (a) divulge a work to the public, (b) retract a work from the public, (c) claim authorship of a work, and (d) prevent any distortion, mutilation, or other modification of a work; the term shall include any and all similar rights existing under the laws of any country or jurisdiction in the world, or under any international treaties, regardless of whether such rights are generally referred to as moral rights.”

4. Conflicts of Interest. Executive represents and warrants that Executive is familiar with the provisions of Sections 317 and 507 of the Communications Act of 1934, as amended, recognizes Executive’s responsibilities and personal liabilities thereunder, and will fully comply with those provisions during the Term. Specifically, Executive will not, without the prior knowledge and written consent of Company in each instance: (a) engage in any business or economic activity that would create a conflict of interest in the selection of broadcast matter; (b) accept any favors, loans, entertainment or anything of value from persons seeking the airing of any matter in return therefor; or (c) promote over the air any activity or matter in which Executive or any affiliate of Executive has a direct or indirect financial interest. Executive will provide Company with such information and execute such certifications as Company may from time to time reasonably require to enable Company to discharge its obligations under the above-referenced statutory provisions.

5. Miscellaneous.

(a) Succession. This Agreement shall inure to the benefit of and shall be binding upon Company, its successors and assigns. The obligations and duties of Executive hereunder are personal and not assignable. Company will have the right to assign its rights and obligations only to any successor or affiliate of Company, provided that the Company remains liable for such obligations.

(b) Notices. Any notice provided for in this Agreement shall be in writing and sent:

If to Company to:

Frank Lopez-Balboa, EVP, Chief Financial Officer

Univision Communications Inc.

605 Third Avenue, 12th Floor

New York, NY 10158

With copies to:

Ray Mercedes, Senior Vice President/Associate General Counsel

Univision Communications Inc.

605 Third Avenue, 12th Floor

New York, NY 10158

Fax: (212) 937-3901

or at such other address as Company may from time to time in writing designate; and, if to Executive, at such address as Executive may from time to time in writing designate (or Executive’s residential address of record in the absence of such designation) with copies to Bonnie Klugman, Esq., Becker, Glynn, Muffly, Chassin & Hosinski, LLP, 299 Park Avenue. New York, NY 10171, Fax No. (212) 888-0255. All notices will be deemed to have been given immediately if communicated by telecopy or facsimile transmission, and two (2) business days after they have been deposited, in the United

States mail, certified, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notice (or on the date the return receipt is signed, if later than two (2) business days).

(c) Entire Agreement. This instrument (together with the Indemnification Agreement referred to below) constitutes and contains the entire agreement and final understanding concerning Executive’s employment and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement, and supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, whether written or oral, concerning the subject matters hereof. Any representation, warranty, covenant or agreement not specifically included in this Agreement will not be binding upon or enforceable against either party. This is a fully-integrated agreement. No amendment or modification of the terms of this Agreement will be valid unless made in writing and signed by Executive and Company.

(d) Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder will be deemed a waiver thereof or of any other right, nor will any single or partial exercise preclude any further or other exercise of such or any other right.

(e) Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and to be performed in such State and without regard to conflicts of law doctrines, except to the extent that federal law preempts certain matters.

(f) Severability. If this Agreement for any reason is or becomes unenforceable in any material respect by any party, it shall thereupon terminate and become unenforceable by the other party as well. In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of the Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law. In the event that any portion of the second paragraph of Section 1 or any portion of Section 3 of these Standard Terms and Conditions is more restrictive than permitted by applicable law, such provisions shall be deemed and construed as limited to the extent, but only to the minimum extent, necessary to permit their enforcement under such law. In particular, the parties acknowledge that the duration and geographic scope of such provisions may be so limited to permit the greatest possible enforcement thereof.

(g) Withholding. All compensation payable hereunder shall be subject to applicable taxes, withholding, premium charges, co-payment of benefits, self-insured retentions and other normal deductions.

(h) Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights at law or in equity existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for certain breaches of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. Such injunctive relief shall be available without the posting of any bond or other security. In this connection, the parties agree that the services to be rendered by Executive under this Agreement are of a special, unique and extraordinary nature, which gives them a peculiar value and that a breach by Executive will cause Company great and irreparable injury and harm.

(i) Survival. The provisions of Sections 2(b)(c), 3(a)(b)(c), and 5(d)(e)(f)(h)(i)(j) will survive the expiration or earlier termination of this Agreement.

(j) Code Section 409A.

(1) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”). and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

(2) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In the event that as a result of an earlier absence because of mental or physical incapacity Executive incurs a “separation from service,” Executive shall on such date automatically be terminated from employment as a Disability termination. If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6(j)(2) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of this Agreement, the term “Separation Pay Limit” shall mean, two (2) times the lesser of (i) Executive’s annualized compensation based on Executive’s annual rate of pay for the taxable year of Executive preceding the taxable year in which Executive has a “separation from service,” and (ii) the maximum amount that may be taken into account under a tax qualified plan pursuant to Internal Revenue Code Section 401(a)(17) for the year in which Executive incurs a “separation from service.”

(3) (i) All expenses or other reimbursements as provided herein shall be payable in accordance with Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(4) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Company.

6. Indemnification. The Company and the Executive have entered into the Indemnification Agreement attached hereto as Exhibit B.

7. Legal Fees. The Company shall pay the cost of Executive’s legal fees incurred in connection with this Agreement up to $25,000.

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